Exhibit 99.1

FOR IMMEDIATE RELEASE

Hexion Inc. Announces First Quarter 2016 Results

First Quarter 2016 Highlights

•	Total Segment EBITDA decreased 4% versus prior year to $122 million; on a constant currency basis EBITDA grew 2%

•	Last of the three new formaldehyde sites came online in February 2016; approximately $125 million total investment will begin to drive earnings growth in 2016 and beyond

•	Total liquidity as of March 31, 2016 of $418 million

COLUMBUS, Ohio - (May 13, 2016) - Hexion Inc. (“Hexion” or the “Company”) today announced results for the first quarter ended March 31, 2016.

“We continued to implement our strategic growth initiatives and structural cost savings in the first quarter of 2016,” said Craig O. Morrison, Chairman, President and CEO. “During the quarter, we posted gains in our specialty epoxy resins and Versatic™ Acids and Derivatives businesses, which were partially offset by weaker oilfield proppant results, as well as the negative impact of foreign currency translation. We also continued to post higher volumes in our North American forest products resins business, which were offset by the impact of an extended turnaround from a key formaldehyde customer and economic volatility in Latin America during the first quarter of 2016.”

Mr. Morrison added: “On a constant currency basis, our first quarter 2016 EBITDA was up two percent compared to the prior year reflecting our cost savings initiatives and the benefit of our diversified end markets. Going forward, we expect to benefit from the recent investments we have made in our formaldehyde business and the continued growth of our specialty product portfolio.”

First Quarter 2016 Results

Net Sales. Net sales for the quarter ended March 31, 2016 were $909 million, a decrease of 16% compared with $1.08 billion in the prior year period. The decline in net sales was primarily driven by the strengthening of the U.S. dollar against most other currencies, softer volumes in both segments and lower selling prices from the decline in oil-driven feedstocks. On a constant currency basis, net sales would have decreased by11% for the quarter.

Segment EBITDA. Segment EBITDA for the quarter ended March 31, 2016 was $122 million, a decrease of 4% compared with $127 million in the prior year period. In the first quarter 2016, higher volume and margin improvement in our specialty epoxy and Versatic™ Acids and Derivatives businesses were more than offset by weaker oilfield proppants results, economic headwinds in Latin America and the impact of the U.S. dollar strengthening against most other currencies. On a constant currency basis, Segment EBITDA would have increased 2% for the quarter.

Global Restructuring Program

In late 2015, Hexion identified approximately $35 million in additional productivity and cost reduction programs, which the Company will begin executing in 2016. As of March 31, 2016, Hexion had approximately $38 million in total in process cost savings, the majority of which we expect to be achieved over the next 12 to 24 months.

Segment Results

Following are net sales and Segment EBITDA by reportable segment for the first quarter ended March 31, 2016 and 2015. See “Non-U.S. GAAP Measures” for further information regarding Segment EBITDA and a reconciliation of Segment EBITDA to net loss.

	Three Months Ended March 31,
(In millions)	2016	2015
Net Sales (1):
Epoxy, Phenolic and Coating Resins	$575	$674
Forest Products Resins	334	405
Total	$909	$1,079

Segment EBITDA:
Epoxy, Phenolic and Coating Resins	$83	$85
Forest Products Resins	56	61
Corporate and Other	(17)	(19)
Total	$122	$127

(1)	Intersegment sales are not significant and, as such, are eliminated within the selling segment.

Liquidity and Capital Resources

At March 31, 2016, Hexion had total debt of approximately $3.8 billion, which is unchanged compared to December 31, 2015. In addition, at March 31, 2016, the Company had $418 million in liquidity comprised of $109 million of unrestricted cash and cash equivalents, $262 million of borrowings available under the Company’s asset-backed loan facility (the “ABL Facility”) and $47 million of time drafts and availability under credit facilities at certain international subsidiaries.

On March 18, 2016, Hexion entered into a definitive agreement for the sale of its Performance Adhesives, Powder Coatings, Additives & Acrylic Coatings and Monomers businesses to Synthomer plc for a purchase price of approximately $226 million. The sale is subject to customary closing conditions, including works council consultation. The transaction is expected to close in the second quarter of 2016.

Hexion expects to have adequate liquidity to fund its ongoing operations for the next twelve months from cash on its balance sheet, cash flows provided by operating activities and amounts available for borrowings under its credit facilities.

Earnings Call

Hexion will host a teleconference to discuss first quarter 2016 results on Friday, May 13 , 2016, at 10:00 a.m. Eastern Time.

Interested parties are asked to dial-in approximately 10 minutes before the call begins at the following numbers:

U.S. Participants: (877) 681-2070
International Participants: +1 (442) 444-3169
Participant Passcode: 82850201

Live Internet access to the call and presentation materials will be available through the Investor Relations section of the Company's website: www.hexion.com.

A replay of the call will be available for one week beginning at 2:00 p.m. Eastern Time on May 13, 2016. The playback can be accessed by dialing (855) 859-2056 (U.S.) and +1 (404) 537-3406 (International). The passcode is 82850201. A replay also will be available through the Investor Relations Section of the Company’s website.

Covenant Compliance

The instruments that govern the Company’s indebtedness contain, among other provisions, restrictive covenants regarding indebtedness (including an Adjusted EBITDA to Fixed Charges ratio incurrence test), dividends and distributions, mergers and acquisitions, asset sales, affiliate transactions and capital expenditures.

The indentures that govern the Company’s 6.625% First-Priority Senior Secured Notes, 10.00% First-Priority Senior Secured Notes, 8.875% Senior Secured Notes and 9.00% Second-Priority Senior Secured Notes (collectively, the “Secured Indentures”) contain an Adjusted EBITDA to Fixed Charges ratio incurrence test which may restrict our ability to take certain actions such as incurring additional debt or making acquisitions if the Company is unable to meet this ratio (measured on a last twelve months, or LTM, basis) of at least 2.0:1. The Adjusted EBITDA to Fixed Charges ratio under the Secured Indentures is generally defined as the ratio of (a) Adjusted EBITDA to (b) net interest expense excluding the amortization or write-off of deferred financing costs, each measured on a LTM basis. See “Non-U.S. GAAP Measures” for further information regarding Adjusted EBITDA and Schedule 5 to the release for a calculation of the Adjusted EBITDA to Fixed Charges ratio.

The Company’s ABL Facility does not have any financial maintenance covenant other than a minimum Fixed Charge Coverage Ratio of 1.0 to 1.0 that would only apply if the Company’s availability under the ABL Facility at any time is less than the greater of (a) $40 million and (b) 12.5% of the lesser of the borrowing base and the total ABL Facility commitments at such time. The Fixed Charge Coverage Ratio under the credit agreement governing the ABL Facility is generally defined as the ratio of (a) Adjusted EBITDA minus non-financed capital expenditures and cash taxes to (b) debt service plus cash interest expense plus certain restricted payments, each measured on an LTM basis. At March 31, 2016, the Company’s availability under the ABL Facility exceeded the minimum requirements so it was not subject to a financial maintenance covenant.

Non-U.S. GAAP Measures

Segment EBITDA is defined as EBITDA adjusted to exclude certain non-cash and non-recurring expenses. Segment EBITDA is an important measure used by the Company's senior management and board of directors to evaluate operating results and allocate capital resources among segments. Corporate and Other primarily represents certain corporate, general and administrative expenses that are not allocated to the segments. Segment EBITDA should not be considered a substitute for net income (loss) or other results reported in accordance with U.S. GAAP. Segment EBITDA may not be comparable to similarly titled measures reported by other companies. See Schedule 4 to this release for reconciliation of Segment EBITDA to net loss.

Adjusted EBITDA is defined as EBITDA adjusted for certain non-cash and certain non-recurring items and other adjustments calculated on a pro forma basis, including the expected future cost savings from business optimization programs or other programs and the expected future impact of acquisitions, in each case as determined under the governing debt instrument. As the Company is highly leveraged, it believes that including the supplemental adjustments that are made to calculate Adjusted EBITDA provides additional information to investors about the Company’s ability to comply with its financial covenants and to obtain additional debt in the future. Adjusted EBITDA and Fixed Charges are not defined terms under U.S. GAAP. Adjusted EBITDA is not a measure of financial condition, liquidity or profitability, and should not be considered as an alternative to net income (loss) determined in accordance with U.S. GAAP or operating cash flows determined in accordance with U.S. GAAP. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not take into account certain items such as interest and principal payments on our indebtedness, depreciation and amortization expense (because the Company uses capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue), working capital needs, tax payments (because the payment of taxes is part of our operations, it is a necessary element of our costs and ability to operate), non-recurring expenses and capital expenditures. Fixed Charges under the Secured Indentures should not be considered an alternative to interest expense. See Schedule 5 to this release for reconciliation of net loss to Adjusted EBITDA and the Fixed Charges Ratio.

Forward Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, our management may from time to time make oral forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “may,” “will,” “could,” “should,” “seek” or “intend” and similar expressions. Forward-looking statements reflect our current expectations and assumptions regarding our business, the economy and other future events and conditions and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, services, prices and other factors as discussed in the Risk Factors section of our filings with the Securities and Exchange Commission (the “SEC”). While we believe our assumptions are reasonable, we caution you against relying on any forward-looking statements as it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a weakening of global economic and financial conditions, interruptions in the supply of or increased cost of raw materials, the loss of, or difficulties with the further realization of, cost savings in connection with our strategic initiatives, including transactions with our affiliate, Momentive Performance Materials Inc., the impact of our substantial indebtedness, our failure to comply with financial covenants under our credit facilities or other debt, pricing actions by our competitors that could affect our operating margins, changes in governmental regulations and related compliance and litigation costs and the other factors listed in our SEC filings. For a more detailed discussion of these and other risk factors, see the Risk Factors section in our most recent Annual Report on Form 10-K and our other filings made with the SEC. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. The forward-looking statements made by us speak only as of the date on which they are made. Factors or events that could cause our actual results to differ may emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

About the Company

Based in Columbus, Ohio, Hexion Inc. (formerly known as Momentive Specialty Chemicals Inc.) is a global leader in thermoset resins. Hexion Inc. serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Hexion Inc. is controlled by investment funds affiliated with Apollo Global Management, LLC. Additional information about Hexion Inc. and its products is available at www.hexion.com.
Contacts
Investors and Media:
John Kompa
614-225-2223
john.kompa@hexion.com

See Attached Financial Statements

HEXION INC.
SCHEDULE 1: CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended March 31,
(In millions)	2016	2015
Net sales	$909	$1,079
Cost of sales (1)	802	923
Gross profit	107	156
Selling, general and administrative expense	84	82
Business realignment costs	3	3
Other operating expense, net	3	8
Operating income	17	63
Interest expense, net	79	77
Gain on extinguishment of debt	(23)	—
Other non-operating expense (income), net	2	(3)
Loss before income tax and earnings from unconsolidated entities	(41)	(11)
Income tax expense	7	26
Loss before earnings from unconsolidated entities	(48)	(37)
Earnings from unconsolidated entities, net of taxes	4	3
Net loss	$(44)	$(34)

(1)	Cost of sales for the three months ended March 31, 2016 includes $46 of accelerated depreciation related to a planned facility rationalization within our Epoxy, Phenolic and Coatings Resins segment.

HEXION INC.
SCHEDULE 2: CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions, except share data)	March 31, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents (including restricted cash of $11 and $8, respectively)	$119	$236
Accounts receivable (net of allowance for doubtful accounts of $16 and $15, respectively)	508	450
Inventories:
Finished and in-process goods	229	218
Raw materials and supplies	89	90
Current assets held for sale	67	—
Other current assets	53	53
Total current assets	1,065	1,047
Investment in unconsolidated entities	37	36
Deferred income taxes	11	13
Long-term assets held for sale	80	—
Other long-term assets	46	48
Property and equipment:
Land	75	84
Buildings	265	296
Machinery and equipment	2,355	2,406
	2,695	2,786
Less accumulated depreciation	(1,751)	(1,735)
	944	1,051
Goodwill	125	122
Other intangible assets, net	62	65
Total assets	$2,370	$2,382
Liabilities and Deficit
Current liabilities:
Accounts payable	$319	$386
Debt payable within one year	66	80
Interest payable	99	82
Income taxes payable	10	15
Accrued payroll and incentive compensation	99	78
Current liabilities associated with assets held for sale	56	—
Other current liabilities	110	123
Total current liabilities	759	764
Long-term liabilities:
Long-term debt	3,700	3,698
Long-term pension and post employment benefit obligations	227	224
Deferred income taxes	13	12
Long-term liabilities associated with assets held for sale	10	—
Other long-term liabilities	156	161
Total liabilities	4,865	4,859
Deficit
Common stock—$0.01 par value; 300,000,000 shares authorized, 170,605,906 issued and 82,556,847 outstanding at March 31, 2016 and December 31, 2015	1	1
Paid-in capital	526	526
Treasury stock, at cost—88,049,059 shares	(296)	(296)
Accumulated other comprehensive income (loss)	11	(15)
Accumulated deficit	(2,736)	(2,692)
Total Hexion Inc. shareholder’s deficit	(2,494)	(2,476)
Noncontrolling interest	(1)	(1)
Total deficit	(2,495)	(2,477)
Total liabilities and deficit	$2,370	$2,382

HEXION INC.
SCHEDULE 3: CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended March 31,
(In millions)	2016	2015
Cash flows (used in) provided by operating activities
Net loss	$(44)	$(34)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	35	34
Accelerated depreciation	46	—
Deferred tax expense (benefit)	2	(7)
Gain on extinguishment of debt	(23)	—
Unrealized foreign currency (gains) losses	(29)	1
Other non-cash adjustments	—	1
Net change in assets and liabilities:
Accounts receivable	(73)	(41)
Inventories	(32)	(9)
Accounts payable	(31)	29
Income taxes payable	(3)	17
Other assets, current and non-current	1	9
Other liabilities, current and long-term	50	35
Net cash (used in) provided by operating activities	(101)	35
Cash flows used in investing activities
Capital expenditures	(27)	(40)
Proceeds from the sale of investments, net	—	4
Change in restricted cash	(3)	—
Net cash used in investing activities	(30)	(36)
Cash flows provided by financing activities
Net short-term debt repayments	(13)	(3)
Borrowings of long-term debt	126	119
Repayments of long-term debt	(103)	(114)
Net cash provided by financing activities	10	2
Effect of exchange rates on cash and cash equivalents	2	(5)
Decrease in cash and cash equivalents	(119)	(4)
Cash and cash equivalents (unrestricted) at beginning of period	228	156
Cash and cash equivalents (unrestricted) at end of period	$109	$152
Supplemental disclosures of cash flow information
Cash paid for:
Interest, net	$59	$67
Income taxes, net	9	4

HEXION INC.
SCHEDULE 4: RECONCILIATION OF SEGMENT EBITDA TO NET LOSS (Unaudited)

	Three Months Ended March 31,
(In millions)	2016	2015
Segment EBITDA:
Epoxy, Phenolic and Coating Resins	$83	$85
Forest Products Resins	56	61
Corporate and Other	(17)	(19)
Total	$122	$127

Reconciliation:
Items not included in Segment EBITDA:
Business realignment costs	$(3)	$(3)
Gain on extinguishment of debt	23	—
Realized and unrealized foreign currency losses	(2)	(3)
Other	(17)	(18)
Total adjustments	1	(24)
Interest expense, net	(79)	(77)
Income tax expense	(7)	(26)
Depreciation and amortization	(35)	(34)
Accelerated depreciation	(46)	—
Net loss	$(44)	$(34)

HEXION INC.
SCHEDULE 5: RECONCILIATION OF LAST TWELVE MONTHS NET LOSS TO ADJUSTED EBITDA

March 31, 2016
(In millions)	LTM Period
Net loss	$(49)
Income tax expense	14
Interest expense, net	329
Depreciation and amortization	137
Accelerated depreciation	48
EBITDA	479
Adjustments to EBITDA:
Asset impairments	6
Business realignment costs (1)	17
Realized and unrealized foreign currency losses	8
Gain on extinguishment of debt	(64)
Unrealized gain on pension and postretirement benefits (2)	(14)
Other (3)	38
Cost reduction programs savings (4)	38
Adjusted EBITDA	$508
Pro forma fixed charges (5)	$300
Ratio of Adjusted EBITDA to Fixed Charges (6)	1.69

(1)	Represents headcount reduction expenses and plant rationalization costs related to cost reduction programs and other costs associated with business realignments.

(2)	Represents non-cash gains resulting from pension and postretirement benefit plan liability remeasurements.

(3)
Primarily includes retention program costs, business optimization expenses, certain professional fees and management fees, partially offset by gains on the disposal of assets and a gain on a step acquisition.

(4)
Represents pro forma impact of in-process cost reduction programs savings. Cost reduction program savings represent the unrealized headcount reduction savings and plant rationalization savings related to cost reduction programs and other unrealized savings associated with the Company’s business realignments activities, and represent our estimate of the unrealized savings from such initiatives that would have been realized had the related actions been completed at the beginning of the LTM period. The savings are calculated based on actual costs of exiting headcount and elimination or reduction of site costs.

(5)	Reflects pro forma interest expense based on interest rates at March 31, 2016, as if the 2016 Debt Transactions had taken place at the beginning of the period.

(6)
The Company’s ability to incur additional indebtedness, among other actions, is restricted under the indentures governing certain notes, unless the Company has an Adjusted EBITDA to Fixed Charges ratio of 2.0 to 1.0. As of March 31, 2016, we did not satisfy this test. As a result, we are subject to restrictions on our ability to incur additional indebtedness and to make investments; however, there are exceptions to these restrictions, including exceptions that permit indebtedness under our ABL Facility (available borrowings of which were $262 at March 31, 2016).